Exhibit 8.2

JONES DAY

April 22, 2004

R.J. Reynolds Tobacco Holdings, Inc.
401 North Main Street
Winston-Salem, NC 27102-2866

Ladies and Gentlemen:

     We have acted as tax counsel for R.J. Reynolds Tobacco Holdings Inc, a Delaware corporation (“RJR”), in connection with certain transactions which are to take place pursuant to the Business Combination Agreement dated as of October 27, 2003, and amended as of January 9, 2004 (the “Business Combination Agreement”), between RJR and Brown & Williamson Tobacco Corporation, a Delaware corporation (“B&W”). Pursuant to the Business Combination Agreement, the following transactions, among others, are proposed: First, a newly-formed North Carolina corporation (“Sub”) all of whose stock will be owned by Reynolds American Inc., a North Carolina corporation (“Reynolds American”) will merge with and into RJR (the “RJR Merger”), and B&W will transfer the stock of a newly-formed North Carolina subsidiary (“B&W Opco”) to Reynolds American. Thereafter, Reynolds American will contribute the stock of B&W Opco to RJR, and R.J. Reynolds Tobacco Company, a New Jersey corporation, will then merge with and into B&W Opco (the “Post-Effective Time Contribution and Merger”).

     At your request, and in connection with the registration statement on Form S-4, Registration No. 333-111972, filed with the Securities and Exchange Commission in connection with the RJR Merger, the Post-Effective Time Contribution and Merger, and the other transactions contemplated by the Business Combination Agreement (as amended through the date hereof, the “Registration Statement”), we are rendering our opinion concerning certain material U.S. federal income tax consequences of the RJR Merger and the Post-Effective Time Contribution and Merger under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized term used and not defined herein has the meaning given to it in the Business Combination Agreement.

     For purposes of our opinion set forth below, we have relied, with the consent of RJR and Reynolds American, on the accuracy and completeness at this time, and have assumed the continuing accuracy and completeness at all times up to and including the closing date of the RJR Merger and the Post-Effective Time Contribution and Merger, of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in certificates of the officers of RJR and Reynolds American dated the date hereof. We also have reviewed and relied on the accuracy and completeness at this time, and have assumed the continuing accuracy and completeness at all times up to and including the closing

/s/ Jones Day

R.J. Reynolds Tobacco Holdings, Inc.
April    , 2004

date of the RJR Merger and the Post-Effective Time Contribution and Merger, of the Registration Statement, including all annexes and exhibits thereto. In addition, we have reviewed and relied on such other documents, records, and instruments as we have deemed necessary or appropriate for purposes of this opinion. Finally, we have assumed that (i) the RJR Merger and the Post-Effective Time Contribution and Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Business Combination Agreement; (ii) no transaction or condition described in the Registration Statement or the Business Combination Agreement which is relevant to this opinion will be waived by any party; (iii) the RJR Merger and the Post-Effective Time Contribution and Merger will be reported by RJR and Reynolds American on their respective U.S. federal income tax returns in a manner consistent with the opinion set forth below; and (iv) B&W and its affiliates will not take any position that is inconsistent with the foregoing.

     Based on and subject to the foregoing, it is our opinion that for U.S. federal income tax purposes:

1.	The RJR Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

2.	The Post-Effective Time Contribution and Merger will qualify as an exchange within the meaning of Section 351 of the Code followed by a reorganization within the meaning of Section 368(a) of the Code.

     We express no opinion on any issue relating to the U.S. federal income tax consequences of the RJR Merger or the Post-Effective Time Contribution and Merger other than those set forth above. Our opinion is based on the Code, the legislative history thereto, final and proposed Treasury Regulations issued thereunder, Internal Revenue Service administrative rulings and practices, and judicial decisions, all as in existence on the date hereof, all of which are subject to change or differing interpretation, possibly with retroactive effect, at any time. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court will not take a contrary position with respect to the conclusions set forth above. We undertake no responsibility to advise you of any future changes in the matters stated herein or in the U.S. federal income tax laws or the application or interpretation thereof.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us contained therein under the caption “Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

R.J. Reynolds Tobacco Holdings, Inc. April , 2004 Page 2
Very truly yours,

Jones Day